Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 20, 2010	Brendan J. McGill
Executive Vice President COO/ CFO
(215-256-8828)
Harleysville Savings Financial Corporation Announces Increased Earnings for the
Fiscal Year Ended September 30, 2010 and the Declaration of Regular Cash
Dividend.
Harleysville, PA., October 20, 2010 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s Board of Directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock. The cash dividend will be payable on November 24, 2010 to stockholders of record on November 10, 2010.
Net income for the fourth quarter of fiscal year 2010 amounted to $1,320,000 or $.35 per diluted share compared to $1,282,000 or $.35 per diluted share for the fourth quarter of fiscal year 2009.
Net income for the twelve months ended September 30, 2010 amounted to $5,008,000 or $1.36 per diluted share compared to $4,716,000 or $1.31 per diluted share for the twelve months ended September 30, 2009.
Commenting on the year-end operating results, President and Chief Executive Officer Ron Geib said, “Despite the current economic conditions our country is continuing to encounter, we are very pleased with the growth we have experienced this past year — in loans, deposits, and that we are able to maintain our cash dividend. We believe the current level of our allowance for credit losses is adequate and we continue to maintain a strong capital position in excess of the well-capitalized regulatory guidelines. I am very proud of the work ethic of our team members and the manner in which they serve our customers. All these conditions combined create a strong community bank that is well positioned to continue to create value for our stakeholders. We are also pleased to report record earnings for the fiscal year ended 2010 of $5,008,000. These results reflect our discipline to our fundamental operating principles of maintaining prudent underwriting standards, investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management.”
The Company’s assets totaled $857.1 million compared to $830.0 million a year ago. Stockholders’ book value increased to $14.47 per share from $13.82 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of September 30, 2010
(Dollars in thousands except per share data)
(Unaudited)

	Twelve Months Ended:		Three Months Ended:
	Sept 30,	Sept 30,	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Selected Consolidated Earnings Data	2010	2009	2010	2010	2010	2009	2009
Total interest income	$40,018	$41,343	$9,867	$9,951	$9,944	$10,256	$10,140

Total interest expense	21,747	24,886	5,163	5,290	5,425	5,869	6,070

Net Interest Income	18,271	16,457	4,704	4,661	4,519	4,387	4,070

Provision for loan losses	600	400	150	150	150	150	110

Net Interest Income after Provision for Loan Losses	17,671	16,057	4,554	4,511	4,369	4,237	3,960

Impairment of equity securities	—	449	—	—	—		—
Loss on sale of investments	—	25	—	—	—	—	14
Gain on sale of investments	—	20	—	—	—	—	—
Other income	1,987	1,925	519	508	458	502	531
FDIC insurance premiums	906	1,084	224	229	226	227	223
Non interest expenses	11,796	10,443	2,973	2,976	3,004	2,843	2,617

Income before income taxes	6,956	6,001	1,876	1,814	1,597	1,669	1,637
Income tax expense	1,948	1,285	556	500	437	455	355

Net Income	$5,008	$4,716	$1,320	$1,314	$1,160	$1,214	$1,282

Per Common Share Data
Basic earnings	$1.37	$1.31	$0.36	$0.36	$0.32	$0.33	$0.35
Diluted earnings	$1.36	$1.31	$0.35	$0.36	$0.32	$0.33	$0.35
Dividends	$0.76	$0.73	$0.19	$0.19	$0.19	$0.19	$0.19
Book value	$14.47	$13.82	$14.47	$14.30	$14.12	$13.96	$13.82
Shares outstanding	3,687,409	3,627,696	3,687,409	3,670,083	3,660,892	3,645,288	3,627,696
Average shares outstanding — basic	3,658,300	3,598,662	3,678,492	3,665,786	3,654,047	3,633,347	3,620,270
Average shares outstanding — diluted	3,685,004	3,610,569	3,722,324	3,698,977	3,670,280	3,646,284	3,643,409

	Year-To-Date
	Twelve Months Ended:		Three Months Ended:
	Sept 30,	Sept 30,	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Other Selected Consolidated Data	2010	2009	2010	2010	2010	2009	2009
Return on average assets	0.59%	0.57%	0.61%	0.61%	0.55%	0.58%	0.62%
Return on average equity	9.73%	9.70%	10.01%	10.12%	9.08%	9.65%	10.34%
Net interest income rate spread	2.04%	1.85%	2.07%	2.07%	2.05%	1.97%	1.82%
Net yield on interest earning assets	2.21%	2.04%	2.24%	2.24%	2.22%	2.15%	2.01%
Operating expenses to average assets	1.50%	1.40%	1.48%	1.50%	1.54%	1.47%	1.37%
Efficiency ratio	62.73%	62.92%	61.22%	62.00%	64.89%	62.79%	61.73%
Ratio of non-performing assets to total assets at end of period	0.30%	0.32%	0.30%	0.28%	0.23%	0.27%	0.32%
Loan loss reserve to total loans, net	0.48%	0.42%	0.48%	0.47%	0.45%	0.43%	0.42%
Stockholders’ equity to assets	6.22%	6.04%	6.22%	6.05%	6.13%	6.06%	6.04%

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Selected Consolidated Financial Data	2010	2010	2010	2009	2009
Total assets	$857,140	$867,109	$843,074	$839,894	$830,007
Consumer Loans receivable — net	430,303	440,266	437,122	440,287	439,044
Commercial Loans	79,791	75,543	74,373	63,433	59,347
Loan loss reserve	2,504	2,437	2,330	2,194	2,094
Cash & investment securities	166,063	157,904	134,884	132,212	121,364
Mortgage-backed securities	131,628	144,211	145,358	154,293	163,215
FHLB stock	16,096	16,096	16,096	16,096	16,096
Checking accounts	70,912	74,029	68,181	65,413	58,463
Savings account	139,818	136,114	114,875	95,213	80,372
Certificate of deposit accounts	317,370	312,627	308,519	325,715	327,766
Total Deposits	528,100	522,770	491,575	486,341	466,601
Advances	272,047	283,730	290,398	297,141	309,046
Total stockholders’ equity	53,351	52,488	51,680	50,904	50,139